Exhibit 99(a)

News Release

5 Sarnowski Drive, Glenville, New York 12302
(518) 377-3311 Fax: (518) 381-3668

Subsidiary: Trustco Bank

Contact: Robert M. Leonard
Executive Vice President and CRO
(518) 381-3693

TrustCo Announces the Addition of Kimberly Adams Russell and Frank B. Silverman to the Board of Directors

Glenville, New York, August 21, 2020

TrustCo Bank Corp NY (the “Company”) (Nasdaq: TRST) announced that Kimberly Adams Russell and Frank B. Silverman were elected to the Board of Directors of the Company and its subsidiary, Trustco Bank, in each case effective August 18, 2020.

Ms. Russell is the President and COO of Frank Adams Jewelers in Albany, New York.  She was appointed to the Audit, Board Compliance, Compensation, Fiduciary, Nominating and Corporate Governance, and Risk Committees of the Board of Directors of the Company.

Mr. Silverman is the managing member of Vision Development and Management, which is based in the Orlando, Florida area, where Trustco Bank has a significant presence.  He was appointed to the Board Compliance, Fiduciary, and Risk Committees of the Board of Directors of the Company.

Making the announcement were Chairman, President, and Chief Executive Officer Robert J. McCormick and Lead Independent Director Dennis DeGennaro.  Mr. McCormick said, “Kimberly will be an excellent addition to our Board due to her valuable experience and background in the retail sector.  Frank has substantial roots in the Orlando real estate market and central Florida community, and will add depth and geographic diversity to the Board’s existing expertise in real estate development and Trustco Bank’s core business of residential mortgage lending.”

TrustCo Bank Corp NY is a $5.7 billion savings and loan holding company and through its subsidiary, Trustco Bank, operated 148 offices in New York, New Jersey, Vermont, Massachusetts, and Florida at June 30, 2020.

In addition, the Bank’s Financial Services Department offers a full range of investment services, retirement planning and trust and estate administration services.  The common shares of the Company are traded on the NASDAQ Global Select Market under the symbol TRST.